W. Wayne Miao, Esq.
Assistant Vice President &
Assistant Counsel

                                                October 28, 2004

Securities and Exchange Commission
OFICS Filer Support
Mail Stop 0-7, SEC Operations Center
6432 General Green Way
Alexandria, VA  22312

            Re:   Oppenheimer Convertible Securities Fund
                  Reg. No. 33-03076; File No. 811-4576

To the Securities and Exchange Commission:

     An  electronic  EDGAR  497  Filing  was made on  October  22,  2004 for the above-referenced  Fund. The Accession Number is  0000728889-04-000879.  I hereby request  that the filing be withdrawn as it was inadvertently  filed under the wrong CIK number.

      Should you have any questions, please contact the undersigned.

                                                Very truly yours,

                                                /s/ W. Wayne Miao
                                                -----------------
                                                W. Wayne Miao
                                                (212) 323-5039
WWM/lb

bog23\SEC_Withdrawal Letter